Exhibit 3.1

CERTIFICATE OF DESIGNATIONS OF PREFERENCES AND RIGHTS OF

SERIES A CONVERTIBLE PREFERRED STOCK

of

Waterside Capital Corporation

a Nevada corporation

Pursuant to Section 78.1955 of the Nevada Revised Statutes

The undersigned, Ryan Schadel, hereby certifies that:

1.	He is the duly elected Chief Executive Officer of Waterside Capital Corporation a Nevada corporation (“Corporation”).

2.	A resolution was adopted and approved by the Board of Directors of the Corporation by unanimous written consent on March 11, 2022 authorizing and approving the Certificate of Designation of Preferences and Rights of Series A Convertible Preferred Stock of the Corporation set forth below.

3.	No shares of Series A Convertible Preferred Stock have been issued as of the date hereof.

IN WITNESS WHEREOF, the undersigned does hereby execute this Certificate, and does hereby acknowledge that this instrument constitutes his act and deed and that the facts stated herein are true.

Waterside Capital Corporation

By:	/s/ Ryan Schadel
Name:	Ryan Schadel
Title:	Chief Executive Officer
Dated:	March 11, 2022

CERTIFICATE OF DESIGNATIONS OF PREFERENCES AND RIGHTS OF

SERIES A CONVERTIBLE PREFERRED STOCK

of

Waterside Capital Corporation

a Nevada corporation

The undersigned Chief Executive Officer of Waterside Capital Corporation (“Corporation”), a corporation organized and existing under the laws of the State of Nevada, does hereby certify that, pursuant to the authority contained in the Corporation’s Articles of Incorporation (“Articles”) and pursuant to Section 78.1955 of the Nevada Revised Statutes (“NRS”), and in accordance with the provisions of the resolution creating a series of the class of the Corporation’s authorized preferred stock designated as Series A Convertible Preferred Stock as follows:

FIRST: The Articles, as amended, authorize the issuance by the Corporation of 100,000,000 shares of common stock, par value of $0.0001 per share (“Common Stock”) and 20,000,000 shares of preferred stock, par value of $0.0001 per share (“Preferred Stock”), and further, authorize the Board of Directors (“Board”) of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established.

SECOND: By unanimous written consent of the Board dated March 11, 2022, the Board designated one hundred (100) shares of the Preferred Stock as Series A Convertible Preferred Stock, par value $0.0001 per share (“Series A Stock”), pursuant to a resolution providing that a series of preferred stock of the Corporation be and hereby is created and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such Series A Stock, and the qualifications, limitations and restrictions thereof, are as follows:

SERIES A CONVERTIBLE PREFERRED STOCK

Section 1. Powers and Rights of Series A Convertible Preferred Stock. There is hereby designated a class of Preferred Stock of the Corporation as the Series A Convertible Preferred Stock, par value $0.0001 per share, of the Corporation (the “Series A Stock”). The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, if any, of the Series A Stock shall be as set forth in this Certificate of Designations of Preferences and Rights of Series A Convertible Preferred Stock (this “Certificate of Designations”). For purposes hereon, a holder of a share or shares of Series A Stock, with respect to their rights as related to the Series A Stock, shall be referred to as a “Series A Holder”.

Section 2. Number and Stated Value. The number of authorized shares of the Series A Stock is one hundred (100) shares. Each Share of Series A Stock shall have an stated value of $50,000.00 (the “Stated Value”).

Section 3. Dividends; Liquidation Preference.

(a)	The Series A Stock is not entitled to receive any dividends or other distributions by the Corporation other than as set forth herein.

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(b)	In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation Event”), each share of Series A Stock will be entitled to be paid out of the assets the Corporation has legally available for distribution to its shareholders, subject to the preferential rights of the holders of any class or series of capital stock of the Corporation it may issue ranking senior to the Series A Stock with respect to the distribution of assets upon such Liquidation Event, a liquidation preference equal to the Stated Value before any distribution of assets is made to holders of shares of common stock, par value $0.0001 per share, of the Corporation (the “Common Stock”) or any other class or series of capital stock of the Corporation that it may issue that ranks junior to the Series A Stock as to liquidation rights (the “Series A Liquidation Preference”). All such payments of the Series A Liquidation Preference shall be apportioned pro rata between all of the shares of Series A Stock issued and outstanding as of the record date for such payment or other distribution based on the relative Stated Value applicable to each share of Series A Stock as of such date.

(c)	If, upon such Liquidation Event and after the payment of preferential amounts required to be paid to holders of any series of Preferred Stock having a ranking upon liquidation senior to the Series A Stock, the assets of the Corporation available for distribution to the shareholders of the Corporation are insufficient to provide for both the payment of the full Series A Liquidation Preference and the preferential amounts (if any) required to be paid to holders of any other series of Preferred Stock having a ranking upon liquidation pari passu with the Series A Stock, such assets as are so available shall be distributed among the Series A Holders (with respect to their Series A Stock) and the holders of any other series of Preferred Stock having a ranking upon liquidation pari passu with the Series A Stock in proportion to the relative aggregate preferential amount each such holder is otherwise entitled to receive. After the payment or the setting apart for payment to the Series A Holders (with respect to their Series A Stock) and to the holders of any other series of Preferred Stock having a ranking upon liquidation senior to the Common Stock of the preferential amounts so payable to them, if assets remain in the Corporation, the Series A Holders (with respect to their Series A Stock) shall not participate in any further distribution of the assets of the Corporation.

(d)	After payment of the full amount of the Series A Liquidation Preference, the Series A Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other entity with or into the Corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business the Corporation, shall not be deemed a liquidation, dissolution or winding up of the Corporation.

(e)	Other than as specifically set forth herein, the Series A Stock shall not participate in any dividends, distributions or payments to the holders of the Common Stock or any other classes of Preferred Stock of the Corporation.

(f)	No dividends or distributions on shares of Series A Stock shall be authorized by the Board of Directors of the Corporation (“Board”), or paid or set apart for payment by the Corporation at any time when the terms and provisions of any agreement of the Corporation, including any agreement relating to any indebtedness of the Corporation, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.

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(g)	No dividends or distributions on any shares of Common Stock or any other classes of Preferred Stock that rank junior to the Series A Stock shall be authorized by the Board, or paid or set apart for payment by the Corporation at any time unless all the then-outstanding shares of Series A Stock have received full payment of all of the Stated Value then applicable thereto and therefore all of the Stated Value on all of the issued and outstanding shares of Series A Stock has been reduced to $0.00.

(h)	The Corporation shall keep a record of the Stated Value applicable to each of the shares of Series A Stock and such records shall be controlling for all purposes hereunder, other than in the event of manifest error.

Section 4. Conversion.

(a)	Conversion Ratio. Subject to the terms and conditions herein, each share of Series A Stock shall, on the terms and conditions herein, be convertible into 100,000 (the “Conversion Ratio”) fully paid and non-assessable shares of Common Stock or any shares of capital stock or other securities of the Corporation into which such Common Stock shall hereafter be changed or reclassified as set forth below (subject to the terms below, the “Conversion Shares”). If, at any time when the Series A Stock are outstanding and prior to conversion of all of the Series A Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Corporation shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Corporation or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Corporation other than in connection with a plan of complete liquidation of the Corporation, then each Series A Holder shall thereafter have the right to receive upon conversion of the Series A Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which such Series A Holder would have been entitled to receive in such transaction had the Series A Stock been converted in full immediately prior to such transaction (without regard to any limitations on conversion set forth herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Ratio and of the number of shares issuable upon conversion of the Series A Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion hereof. The Corporation shall not affect any transaction described in this section unless the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the rights, preferences afforded to the Series A Holders hereunder and obligations set forth herein. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

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(b)	Adjustment. Without limiting any provision herewith, if the Corporation at any time on or after the date of the filing of this Certificate of Designations subdivides (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) the outstanding shares of Common Stock into a greater number of shares, the Conversion Ratio in effect immediately prior to such subdivision will be proportionately increased. Without limiting any provision herewith, if the Corporation at any time on or after the date of the filing of this Certificate of Designations (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) the outstanding shares of Common Stock into a smaller number of shares, the Conversion Ratio in effect immediately prior to such combination will be proportionately decreased. By way of example and not limitation, in the event of a two-for-one forward split of the Common Stock, whereby each share of Common Stock is converted into two shares of Common Stock, the Conversion Ratio shall be increased by 100% and, in the event of a two-for-one reverse split of the Common Stock, whereby each share of Common Stock is converted into one half of a share of Common Stock, the Conversion Ratio shall be reduced by 50%. Any adjustment pursuant to this Section 4(b) shall become effective immediately after the effective date of such subdivision or combination.

(c)	Optional Conversion at the Election of a Series A Holder.

(i)	A Series A Holder shall have the right from time to time, and at any time following the date that the applicable Series A Stock is initially issued to the applicable Series A Holder thereof to convert all or any part of the outstanding Series A Stock held by such Series A Holder into Conversion Shares at the Conversion Ratio as determined as provided herein (a “Conversion”); provided, however, that in no event shall any Series A Holder be entitled to convert any portion of the Series A Stock in excess of that number of Series A Stock that upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by such Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Series A Stock or the unexercised or unconverted portion of any other security of the Corporation subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of the Series A Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by such Holder and its affiliates of more than 9.99% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso, provided, further, however, that the limitations on conversion may be waived by the Holder upon, at the election of the Holder, not less than 61 days’ prior notice to the Corporation, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver).

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(ii)	A Series A Holder shall elect a Conversion by delivering to the Corporation a notice of conversion in the form as attached hereto as Exhibit A (the “Notice of Conversion”). Together with the Notice of Conversion, the Series A Holder shall surrender any certificate or certificates for the Series A Stock being converted, duly endorsed. The calculation of Conversion Shares to be issued as set forth in the Notice of Conversion shall be subject to confirmation and approval of the Corporation. The Corporation shall, within five business days, issue and deliver to the applicable Series A Holder, a certificate or certificates for the number of Conversion Shares to which such Series A Holder shall be entitled as aforesaid. Conversion shall be deemed to have been effected on the date the Notice of Conversion is submitted to the Corporation if delivered by facsimile, e-mail or other reasonable means of communication dispatched prior to 6:00 p.m., Eastern time, and provided that if the Notice of Conversion is not delivered by such time then the Conversion Date shall be the next Business Day (as applicable, the “Conversion Date”) and the Notice of Conversion shall be deemed automatically updated accordingly. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Corporation is participating in the Depository Trust Corporation (“DTC”) Fast Automated Securities Transfer program, upon request of the applicable Series A Holder and its compliance with the provisions set forth herein, the Corporation shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the applicable Series A Holder by crediting the account of applicable Series A Holder’s Prime Broker with DTC through its Deposit and Withdrawal at Custodian system.

(d)	Authorized Shares. The Corporation covenants that during the period the conversion right exists, the Corporation will reserve from its authorized and unissued Common Stock a sufficient number of shares, free from preemptive rights, to provide for the issuance of Common Stock upon the full conversion of this Series A Stock issued.

(e)	Concerning the Conversion Shares. The shares of Common Stock issuable upon conversion of the Series A Stock may not be sold or transferred unless: (i) such shares are sold pursuant to an effective registration statement under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “Securities Act”) or (ii) the Corporation or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration (such as Rule 144 or a successor rule) (“Rule 144”); or (iii) such shares are transferred to an “affiliate” (as defined in Rule 144) of the applicable Series A Holder who agrees to sell or otherwise transfer the shares only in accordance with this section and who is an accredited investor (as defined in Rule 501 under Regulation D promulgated pursuant to the Securities Act). Any restrictive legend on certificates representing shares of Common Stock issuable upon conversion of the Series A Stock shall be removed and the Corporation shall issue to the applicable Series A Holder a new certificate therefore free of any transfer legend if the Corporation or its transfer agent shall have received an opinion of counsel from applicable Series A Holder’s counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that (i) a public sale or transfer of such Common Stock may be made without registration under the Securities Act, which opinion shall be accepted by the Corporation so that the sale or transfer is effected; or (ii) in the case of the Common Stock issuable upon conversion of the Series A Stock such security is registered for sale by the applicable Series A Holder under an effective registration statement filed under the Securities Act; or otherwise may be sold pursuant to an exemption from registration.

(f)	Additional Provisions.

(i)	No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series A Stock. As to any fraction of a share which the Series A Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board, or round up to the next whole share of Common Stock.

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(ii)	The issuance of Conversion Shares on conversion of Series A Stock shall be made without charge to any Series A Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Series A Holders of such shares of Series A Stock and the Corporation shall not be required to issue or deliver such Series A Conversion Shares unless or until the Person (as defined below) or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. For purposes hereof, “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

Section 5. Redemption. Once the full Stated Value has been paid with respect to a share of Series A Stock, regardless of the method of payment, the Corporation may at any time thereafter elect to redeem such applicable shares of Series A Stock at a redemption price of $1.00 per share, and each Series A Holder covenants and agrees to execute and deliver to the Corporation such documents as the Corporate may reasonably request in order to effect such redemption.

Section 6. Vote. Other than as required by applicable law or as set forth in Section 7 and Section 8, the Series A Stock shall not have any vote on any matter submitted to the holders of the Common Stock, or any class thereof, or any other series of Preferred Stock, for a vote.

Section 7. Amendment. The Corporation may not, and shall not, amend or repeal this Certificate of Designations without the prior written consent of Series A Holders holding a majority of the Series A Stock then issued and outstanding, in which vote each share of Series A Stock then issued and outstanding shall have one vote, voting separately as a single class, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Series A Holders, and any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect.

Section 8. Protective Provisions. In addition to any other rights and restrictions provided under applicable law, without the prior written consent of Series A Holders holding a majority of the Series A Stock then issued and outstanding, in which vote each share of Series A Stock then issued and outstanding shall have one vote, voting separately as a single class, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Series A Holders, the Corporation shall not amend or repeal any provision of, or add any provision to, the Corporation’s Articles of Incorporation or Bylaws if such action would materially and adversely alter or materially and adversely change the preferences, rights, privileges, or powers of, or restrictions provided for the benefit of, the Series A Stock and any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect, provided, however, that, notwithstanding the foregoing, the Corporation may designate and issue or sell other classes of Preferred Stock which rank senior to, or pari passu with, the Series A Stock, or which have any of the effects above, without any approval of the Series A Stock or the Series A Holders being required.

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Section 9. Miscellaneous.

(a)	Legend. Any certificates representing the Series A Stock shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

(b)	Lost or Mutilated Series A Stock Certificate. If the certificate for the Series A Stock held by the Series A Holder thereof shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the share of Series A Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

(c)	No Registration Rights. The Series A Holders shall not have the right to require the Corporation to register any shares of Series A Stock or any Conversion Shares for sale pursuant to the securities laws of the United States.

(d)	Interpretation. If a Series A Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designations, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(e)	Waiver. Any waiver by the Corporation or the Series A Holder of a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designations. The failure of the Corporation or the Series A Holder to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designations. Any waiver must be in writing.

(f)	Severability. If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

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IN WITNESS WHEREOF, Waterside Capital Corporation, a Nevada corporation, has caused this Certificate of Designations to be signed by a duly authorized officer on this 11th day of March, 2022.

Waterside Capital Corporation

/s/ Ryan Schadel
Name:	Ryan Schadel
Title:	Executive Officer

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EXHIBIT A

Waterside Capital Corporation

CONVERSION NOTICE

Reference is made to the Certificate of Designations of Preferences and Rights of Series A Convertible Preferred Stock of Waterside Capital Corporation (the “Corporation”) dated as of March 11, 2022, designating the rights and preferences of the Series A Convertible Preferred Stock of the Corporation (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, $0.0001 par value per share (the “Preferred Shares”), of the Corporation indicated below into shares of common stock, $0.0001 par value per share (the “Common Stock”), of the Corporation, as of the date specified below.

Date of Conversion:______________________________________________________

Number of Preferred Shares to be converted:___________________________________

Share certificate no(s). of Preferred Shares to be converted:________________________

Tax ID Number (If applicable):______________________________________________

Conversion Ratio: _______________________________________________________

Number of shares of Common Stock to be issued:________________________________

Please issue the shares of Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to:	__________________________________________

Address:	__________________________________________
__________________________________________
__________________________________________

Telephone Number:	__________________________________________

Facsimile Number:	__________________________________________

Holder Name:	__________________________________________

By:	__________________________________________
(signature)

Title:	__________________________________________

Dated:	__________________________________________

Account Number (if electronic book entry transfer): __________________________

Transaction Code Number (if electronic book entry transfer):____________________

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